Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-188163 on Form S-8 of Poage Bankshares, Inc. of our report dated March 30, 2016 relating to the consolidated financial statements of Poage Bankshares, Inc. appearing in this Annual Report on Form 10-K of Poage Bankshares, Inc.

/s/ Crowe Horwath LLP

Louisville, Kentucky

March 30, 2016